Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Reynolds American Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-117813, 333-117814, and 333-117815) on Form S-8 of Reynolds American Inc. of our reports dated February 28, 2005, with respect to the consolidated balance sheets of Reynolds American Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Reynolds American Inc.

Our report dated February 28, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Reynolds American Inc. has excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, the acquired U.S. assets, liabilities, and operations of B&W, an indirect, wholly-owned subsidiary of British American Tobacco p.l.c. (BAT) and the acquired capital stock of Cigarette Manufacturers Supplies Inc., a former indirect subsidiary of BAT, which owns all the outstanding stock of Lane Limited (together referred to as “B&W/Lane”). Our audit of internal control over financial reporting of Reynolds American Inc. also excluded an evaluation of the internal control over financial reporting of B&W/Lane.

/s/ KPMG LLP

Greensboro, North Carolina
March 9, 2005